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                                                                    EXHIBIT 12.2

                         WORLDCOM, INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                  (IN MILLIONS)

                                                               Year Ended December 31,
                                                  -------------------------------------------------
                                                    1996       1997      1998       1999      2000
                                                  -------    -------   -------    -------   -------
EARNINGS:
Pretax income (loss) from continuing operations   $(2,272)   $   578   $(1,590)   $ 7,164   $ 7,568
Fixed charges, net of capitalized interest            315        500       774      1,098     1,120
                                                  -------    -------   -------    -------   -------
      Earnings                                    $(1,957)   $ 1,078   $  (816)   $ 8,262   $ 8,688
                                                  =======    =======   =======    =======   =======

FIXED CHARGES:
Interest cost                                     $   308    $   538   $   928    $ 1,287   $ 1,480
Amortization of financing costs                         4          2        12         18        26
Interest factor of rent expense                        19         47        78        132       149
                                                  -------    -------   -------    -------   -------
      Fixed charges                               $   331    $   587   $ 1,018    $ 1,437   $ 1,655
                                                  =======    =======   =======    =======   =======

Deficiency of earnings to fixed charges           $(2,288)   $  --     $(1,834)   $  --     $  --

Ratio of earnings to fixed charges (1)               --       1.84:1      --       5.75:1    5.25:1
                                                  =======    =======   =======    =======   =======

(1) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income (loss) from continuing operations, excluding minority interests in gains/losses of consolidated subsidiaries, and fixed charges consist of pre-tax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense that we believe to be representative of interest.